U.S. Gold Corp.’s 2018 drilling campaign continues to advance the

Keystone Project, Cortez Gold Trend, Nevada

- 2018 drilling, comprised of a total of fifteen holes, and was conducted in two phases

- Phase 1 drilling provided “scout” drill tests within several broad new target areas and was limited due to permitting constraints

- Phase 2 drilling began in early November (upon approval of the district-wide Environmental Assessment and Plan of Operations) and provided a first test to several drill targets in areas previously inaccessible due to permitting limitations

- Numerous holes intersected significant gold assay intervals (see results table below)

ELKO, NV, March 6, 2019 - U.S. Gold Corp. (NASDAQ: USAU) today is pleased to announce results of its 2018 drilling program and receipt of all the assay results from the 20 square mile, Keystone project, in Nevada’s Cortez Trend. This program was comprised of fifteen widely-spaced, reverse circulation target assessment holes, including two holes lost prematurely: Key 18-06rc & 18-12rc, and one re-drill of a lost hole, occupying the same site: Key18-10rc and 18-11rc. All holes were drilled into several large target zones and generally served as first-pass target assessment tests. The fifteen holes comprise a total of 25,310 feet (7,714 m). All of the holes encountered moderate to thick intervals of anomalous gold with moderate to locally very strong associated pathfinder metals. Many of these also intersected significant gold assay intervals; the results of which are provided in the results table (see link below: Table 1: Summary of 2018 Keystone drill results).

Nine of the fifteen holes intersected lower-plate rock units; five of these holes penetrated the permissive host Wenban Formation. Eight holes encountered variably altered permissive upper-plate Comus calcareous siltstone. Multiple target horizons exist in the district and we are encountering, and having to contend with, the daunting issue of very great combined thickness of multiple favorable target horizons along with a broad, multi-structure corridor. The total prospective host unit thicknesses at Keystone are several thousand feet. These favorable rock units are variably exposed at the surface and, or at reasonably shallow drill hole depths in the district. Carlin-style zones of alteration with containing gold and pathfinders are very widespread and are present in all locations drilled to date.

Dave Mathewson, VP of Exploration, states: “Drilling at Keystone continues to show us that all of the right ingredients are present for big, Carlin-type, gold deposits. Seeing strong anomalous gold in the latest drill holes only strengthens that theory. Finding the right structure and feeder zones that would host these styles of big deposits is now the focus of our 2019 program. During 2018 we completed detailed geological mapping over the entire district, we conducted a considerable amount of fill-in gravity to tighten up identification and qualification of structures and alteration features, and we infilled and added soils and rock assaying to assist in zeroing in on new and existing target opportunities. In addition, with the previously announced Master’s Thesis information we are now able to make important qualifications of the intrusive rocks and especially those that we consider spatially and timing-wise important to target opportunities.”

“Only recently, specifically, September 2018, did we obtain the ability to conduct drilling anywhere desirable on the property. We are now unrestrained and will be able to design a drill program specific to target assessment with multiple stage drill hole follow-ups as warranted. This is a huge advantage to the future target evaluations that we previously did not have.”

Mathewson further states “With all the new information in hand, the exploration team is now in the process of, and in the position to zero in on the many site-specific target opportunities that have emerged from drilling that we have conducted to date, combined with the recently obtained and assessed geophysical and geochemical data. The key to ultimate success in the hunt for gold in Nevada is to locate and qualify the gold-bearing fluid conduits that have supplied the gold to the gold-bearing mineral system, that is clearly in evidence within the Keystone district. Once targets are identified and qualified, drilling becomes a vectoring process of drilling holes into these structural gold-bearing conduits and locating more specifically where the conduits cross-cut permissive host rocks.”

“The delay in our permitting caused a late start to our phase 2 drilling program. We started in November and had to demobilize by the end of December due to the winter weather. Our phase 2 program had multiple targets identified and we were only able to drill six holes, including Key18-10rc, which was lost and re-drilled at the same site with Key18-11rc, and hole Key18-12rc, which was lost above the target zone. These six drill holes have given us important additional information to our overall exploration efforts and ongoing target refinement. We believe we are very close to making a major discovery. All of us at U.S. Gold Corp. are anxiously awaiting the start of the 2019 drilling season. In addition to our previously designed targets that we did not have the time to get to in 2018, these six holes have provided important new information on which way we will go in 2019. Our entire technical team is more excited than we have ever been with the prospects at Keystone. We are meticulously planning our 2019 exploration targets to site in on where we now believe “X marks the spot” on the Keystone map. We will inform our shareholders and followers in the future about out 2019 Keystone exploration plans.”

Highlights of the 2018 Keystone exploration program are:

- The Keystone District is located along the southeast extension of the Pipeline-Cortez District corridor as confirmed by the presence of an early-Tertiary complex intrusive center, widespread gold and pathfinder metal distribution, the presence of permissive host rocks of both upper- and lower-plate Paleozoic transitional carbonate rocks, the presence of a strong north-northwest-trending gravity and magnetic linear, and the spatially coincident Strontium 86/87 (.706) data generally considered to be indicative of probable source of gold along a major right-lateral north-northwest-trending suture within Proterozoic and, or Archean oceanic crustal rocks below the Paleozoic transitional host rock package.

- Multiple, Carlin-type gold deposit target settings are present within the twenty square mile area Keystone District, which is entirely controlled by U.S. Gold Corp. These targets have been and are continuing to be synthesized from large volumes of historic and newly acquired, comprehensive exploration data, including CSAMT, aeromagnetics, detailed gravity, detailed geologic mapping, and abundant new surface geochemistry. And of course, each new drill hole lends significantly toward new target synthetization and direction.

- Prospective host rocks for gold mineralization at Keystone include upper-plate Cambrian Comus Formation, comprised largely of calcareous siltstones very similar to Comus host rocks in the Getchell and Twin Creeks District to the northwest, and the lower-plate Horse Canyon, Wenban, and upper Roberts Mountains Formations of Devonian age, and the Silurian age Roberts Mountains Formation. Detailed litho-stratigraphic analyses at Keystone show that the Wenban is very similar, if not essentially identical, to the primary host Wenban unit in the Pipeline-Cortez District. The total prospective host unit thicknesses at Keystone comprise several thousand feet. These favorable rock units are variably exposed at the surface and, or at reasonably shallow drill hole depths in the District. In addition, a recently completed University of Nevada Master’s thesis, focused on the Keystone intrusive and extrusive rock units, has demonstrated the presence of a very complex, early-Tertiary intrusive/extrusive magmatic setting of very similar character and ages to those in the Cortez District just to the north.

- 2018 drilling, comprising a total of fifteen holes, was conducted in two phases, see attached map. Phase 1 provided drill tests within several broad target areas - and was limited in extent as a result of permitting constraints to this earlier point in time under the 5 acres of disturbance notice of intent (NOI) constraints. Phase 2 drilling began in early November immediately upon Bureau of Land Management (BLM) approval of the district-wide Environmental Assessment (EA) and Plan of Operations (POO).

- All fifteen holes were drilled by reverse circulation methods and sampling was conducted under the supervision of the Company’s Project Geologist, Kenneth Coleman, and generally assayed each five-foot interval split using Bureau Veritas Mineral Laboratories pulp preparation facility in Elko, NV. Resulting pulps were shipped to Bureau Veritas certified laboratory in Sparks, NV, or Vancouver BC, and analyzed for gold using fire assay fusion and atomic absorption spectroscopy (AAS) finish on a 30-gram pulp split. All other elements were determined by ICP analyses. Data verification of the analytical results included a statistical analysis of the standards and blanks that must pass parameters of acceptance.

Edward Karr, President & CEO states, “Our exploration efforts at Keystone continue to exceed our expectations from the viewpoint of the intensity of alteration within a massive thick zone of permissive host rocks akin to the world class Cortez Hills project near-by. 2019 is shaping up to be an exciting year for the gold industry. Overall focus of the mining sector in Nevada has increased recently with the Barrick Gold and Newmont Mining potential merger talks and the synergies of combining their Nevada operations. We are as encouraged as we have ever been with the prospects at Keystone, our property location and the increasing positive sentiment for the industry. Our entire technical team is laser focused on advancing the project in 2019.”

http://usgoldcorp.gold/keystone-drill-results-2018.pdf

Table 1: Summary of 2018 Keystone drill results

http://usgoldcorp.gold/keystone-drill-plan-map-2018.jpg

Map 1: Keystone drill plan map for 2018

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, done by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements, including statements related to the results of the Keystone drill hole analysis, plans for multiple stage drill hole follow-ups, expectations for a Carlin-type gold deposit and plans for further exploration. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether U.S. Gold Corp. will be able to raise capital to implement future drilling programs; the prevailing market conditions for metal prices; and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold